Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into this 13th day of October 2015, (the “Effective Date”) between Royal Energy Resources, Inc., a Delaware corporation (the “Company”), and Brian Hughs (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company is engaged in the business of acquiring and operating natural resources assets, including coal, oil and gas (the “Business”);

WHEREAS, the parties hereto desire to enter into an agreement for the Company’s employment of Executive on the terms and conditions contained in this Agreement;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment, Title and Responsibilities. Subject to the terms and conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment with the Company, beginning as of the Effective Date. The Executive shall be employed as the Director and Vice President for the Company. The duties of the Executive shall include the duties and projects typical of the office (the “Executive’s Services”), which shall include, but not be limited to, overall responsibility of managing the Company, all operational and strategic matters, subject to general oversight by the Board of Directors (the “Board”), the hiring and dismissal of executives, salary and compensation for all executives and consultants, approval of all finance, licensing, partnerships, and other corporate activities such as press releases, mergers, acquisitions and/or divestitures and all other duties as are customarily performed by the VP in a similar position as well as such other unrelated services and duties as may reasonably be assigned to the Executive from time to time by the Board and/or any Executive Committee approved by the Board and delegated authority by the Board.

2. Time Commitment; Location of Services. During the Term, Executive will devote such business time, attention and energies to the diligent and faithful performance of Executive’s duties as an Executive of Company. The Executive will not, without the express written consent of the Company, during the term of this Agreement directly or indirectly actively engage in any other business, either as Executive, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of Company. Executive shall perform his duties primarily at his personal offices in the State of Texas, and at such other place(s) as the need, business, or opportunities of the Company may require from time to time. Executive represents he is currently seeking to move to South Carolina, so as to perform his duties primarily in the offices of the Company in Charleston, South Carolina.

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3. Compensation and Benefits. In consideration of Executive’s Services under this Agreement, Company will provide to Executive compensation and other benefits as set forth on Exhibit A attached hereto. The Company may withhold from any payments to Executive any taxes that are required by applicable law. The Company agrees that, after the first year of Executive’s employment under the terms of this Agreement, the Company shall conduct or cause to be conducted a survey to determine the compensation of VPs of comparable companies, i.e., companies of comparable size and position. Should the Board in its sole discretion determine that the survey indicates that other VPs of comparable companies are being paid more than Executive and that the Company, in the Board’s sole and unfettered discretion, can afford the increase, the Board shall raise Executive’s Base Compensation to a level which seems appropriate based on the salaries of VPs of comparable companies commencing in year two of this Agreement, provided that the Executive is still in the Company’s employ.

4. Expenses. The Company shall reimburse the Executive, in accordance with the Company’s policies and practices in effect from time to time, for all out-of-pocket expenses reasonably incurred by the Executive in performance of the Executive’s duties under this Agreement. The Executive is responsible for proper substantiation and reporting of all such expenses in accordance with Company rules, regulations, policies and practices in effect from time to time.

5. Covenants of Executive. Executive understands and acknowledges that the Company’s ability to develop and retain trade secrets, customer lists, proprietary techniques, information regarding customer needs and other confidential information relating to the Company Business is of the utmost importance to the Company’s success, and Executive further acknowledges that Executive will develop and learn information in the course of Executive’s employment that would be useful in competing unfairly with the Company. In light of these facts and in consideration of Executive’s employment with the Company and the Company’s agreement to compensate Executive on the terms set forth in Section 5 of this Agreement, Executive covenants and agrees with Company as follows:

5.1.	Confidential Information. Executive shall use his best efforts to protect Confidential Information. During and after association with Company, Executive will not use (other than for Company) or disclose any of Company’s Confidential Information. “Confidential Information” means information, without regard to form, relating to Company’s customers, operation, finances, and business that derives economic value, actual or potential, from not being generally known to other Persons, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations (including compilations of customer information), programs, models, concepts, designs, devices, methods, techniques, processes, financial data or lists of actual or potential customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to Company by third parties that Company is obligated to maintain as confidential. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret only shall be treated as Confidential Information under this Agreement for a two (2) year period after the date on which Executive’s employment with the Company is terminated (the “Termination Date”). “Person” means any individual, corporation, limited liability company, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

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5.2.	Return of Materials. On the Termination Date or for any reason or at any time at Company’s request, Executive will deliver promptly to Company all materials, documents, plans, records, notes, or other papers and any copies in Executive’s possession or control relating in any way to Company’s Business, which at all times shall be the property of Company.

5.3.	Solicitation of Executives and Independent Contractors. During Executive’s employment hereunder and for two (2) years after the Termination Date, Executive will not induce, solicit, or assist in the solicitation of, any Person employed or engaged by Company in any capacity (including without limitation as an Executive or independent contractor), to terminate such employment or other engagement, whether or not such Person is employed or engaged pursuant to a contract with Company and whether or not such Person is employed or otherwise engaged at will.

5.4.	Non-Solicitation of Customers. During Executive’s employment hereunder, and for a period of five (5) years after the Termination Date, Executive will not, except on behalf of the Company or an affiliate of the Company, directly or indirectly, whether alone or with any other Person as a partner, officer, director, Executive, agent, shareholder, consultant, sales representative or otherwise solicit, induce or encourage any customer of the Company to terminate the customer’s relationship with the Company or any way reduce the amount of business which the customer does with the Company.

5.5.	Disparagement. Executive shall not at any time make false, misleading or disparaging statements about Company, including its products, services, management, Executives, and customers.

5.6.	Prior Agreements. Executive warrants that Executive is not under any obligation, contractual or otherwise, limiting or affecting Executive’s ability or right to perform freely Services for Company. Upon execution of this Agreement, Executive will give Company a copy of any agreement, or notify Company of any agreement if a written agreement is not available, with a prior employer or other Person purporting to limit or affect Executive’s ability or right to perform Services for Company, to solicit customers or potential customers, to solicit the Executives or independent contractors of a prior employer or other Person, or to use any type of information.

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5.7.	Future Employment or Contractual Opportunities. At any time before, and for one year after, the Termination Date, Executive shall provide any prospective employer with a copy of this Agreement, and upon accepting any employment with another Person, provide Company with the employer’s name and a description of the services Executive will provide.

5.8.	Work For Hire Acknowledgment; Assignment. Executive acknowledges that work on and contributions to documents, programs, and other expressions in any tangible medium (collectively, “Works”) are within the scope of Executive’s employment and part of Executive’s duties, responsibilities, or assignment. Executive’s work on and contributions to the Works will be rendered and made by Executive for, at the instigation of, and under the overall direction of, Company, and all such work and contributions, together with the Works, are and at all times shall be regarded, as “work made for hire” as that term is used in the United States Copyright Laws. Without limiting this acknowledgment, Executive assigns, grants, and delivers exclusively to Company all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. Executive will execute and deliver to Company, or its successors and assigns, any assignments and documents Company requests for the purpose of complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature, including all copyrights in and to the Works, and Executive constitutes and appoints Company as its agent to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

5.9.	Inventions, Ideas and Patents. Executive shall disclose promptly to Company, and only to Company, any invention or idea of Executive (developed alone or with others) conceived or made during Executive’s employment by Company or within six months of the Termination Date. Executive assigns to Company any such invention or idea in any way connected with Executive’s employment or related to Company’s Business, its research or development, or demonstrably anticipated research or development and will cooperate with Company and sign all papers deemed necessary by Company to enable it to obtain, maintain, protect, and defend patents covering such inventions and ideas and to confirm Company’s exclusive ownership of all rights in such inventions, ideas and patents, and irrevocably appoints Company as its agent to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of Company was used, and which was developed entirely on Executive’s own time, unless (a) the invention relates (i) directly to Company’s Business, or (ii) to Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for Company.

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5.10.	Property of Company. Executive acknowledges and agrees that all business Executive generates because of his affiliation with the Company is and shall be the sole property of the Company. All receivables, premiums, commissions, fees and other compensation generated by the Executive’s Services are the property of the Company. The Executive is hereby prohibited from invoicing customers of the Company except with the express written consent of the Company. All checks or bank drafts representing payment for goods or services sold or rendered by the Company are property of the Company, and all monies or other consideration in whatever form received by the Executive from a customer of the Company shall be tendered immediately to the Company.

5.11.	Company Policies. During Executive’s employment with the Company, Executive shall observe all Company rules, regulations, policies, procedures and practices in effect from time to time, including, without limitation, such policies and procedures as are contained in the Company policy and procedures manual, as may be amended or superseded from time to time.

5.12.	Other Employment. Executive hereby agrees not to accept or to continue in any appointment to any employment, consultantcy, management or board position with any other profit or non-profit company without the prior approval of the Board or the Executive Chairman of the Company, which approval will not be unreasonably withheld or delayed, except such employment, consultancy, management or board position Executive has prior to the Effective Date of this agreement. This notwithstanding, nothing herein shall prohibit the Executive from being an investor in another company such as a member of a limited liability company, a limited partner of a limited partnership or a stockholder of a corporation, unless (i) the Executive holds a general partner, manager, employee, consultant or associated Board position in such entity or (ii) such ownership would violate any of the Executive’s covenants in this Section 5.

6. Term; Termination.

6.1.	Term. Unless terminated earlier pursuant to the provisions of this Section 6 or unless extended pursuant to the provisions of Section 7 below, this Agreement and the Executive’s employment with the Company shall terminate on the close of business on the third (3rd) anniversary of this Agreement (the “Initial Term”). At such time, the Executive shall be entitled to no further salary or benefits other than those earned or accrued but unpaid as of that date, except as specifically set forth herein.

6.2.	Termination. Executive’s employment with the Company may be terminated at any time during the Initial Term or any Successive Term of this Agreement for any of the following reasons:

6.2.1. By The Company For Cause.

(i) The Company may, at its sole discretion, upon following the procedures in clause (ii) below, terminate the employment of the Executive For Cause prior to the expiration of the Initial Term or any Successive Term. For purposes of this Section 6.2.1, the term “For Cause” means the Executive:

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(a)	Fails or refuses in any material respect to perform any duties, consistent with his position or those which may reasonably be assigned to him by the Board or materially violates company policy or procedure;

(b)	Is grossly negligent in the performance of his duties hereunder;

(c)	Commits of any act of fraud, willful misappropriation of funds, embezzlement or dishonesty with respect to the Company;

(d)	Is convicted of a felony or other criminal violation, which, in the reasonable judgment of the Company, could materially impair the Company from substantially meeting its business objectives;

(e)	Engages in any other intentional misconduct adversely affecting the business or affairs of the Company in a material manner. The term “intentional misconduct adversely affecting the business or affairs of the Company” shall mean such misconduct that is detrimental to the business or the reputation of the Company as it is perceived both by the general public and the biotechnology industry; or

(f)	Dies or is disabled for three consecutive months in any calendar year to such an extent that the Executive is unable to perform substantially all of his essential duties for that time.

(ii) With respect to matters referred to in Section 6.2.1(i)(a) and (b) above, the Executive shall not be terminated unless the Company has given the Executive written notice of and opportunity to cure the alleged cause for termination and the Executive has not fully cured the cause within (30) days of receipt of such written notice thereof (the “Cure Period”). Should Executive fail to fully cure within thirty (30) days of receipt of such written notice, the Executive’s employment shall terminate at the close of business on the last day of the Cure Period. Furthermore, there shall not be cause for termination under Sections 6.2.1(i)(a) if the Executive unintentionally fails in any material respect to perform any duties, consistent with his position or those which may reasonably be assigned to him by the Board because of the Executive’s physical or mental disability. In such case, the provisions of Section 6.2.1(f) would control. During said Cure Period, the Executive’s salary and benefits shall continue. Following termination, however, the Executive shall not be entitled to any further salary or benefits other than those previously accrued but unpaid through the date of termination. With respect to matters referred to in (i)(c) through (f) above, the Executive may be terminated immediately without an opportunity to cure and shall not be entitled to payment of any further salary or benefits other than those previously accrued but unpaid through the date of termination.

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(iii) Should the Company terminate Executive’s employment For Cause prior to the end of the Initial Term or any Successive Term of this Agreement, the Executive shall be entitled to no further salary or benefits other than those earned or accrued but unpaid as of that date; provided, however, that the Executive shall have whatever rights he may then have, if any, to continued medical insurance coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

6.2.2. By The Company Without Cause.

The parties hereto agree that the Company may, in its sole discretion, terminate the Executive’s employment with the Company prior to the expiration of the Initial Term or any Successive Term of this Agreement without notice and without cause (“Without Cause”).

6.2.3. By The Executive For Good Reason.

The Executive may, in his sole discretion, upon following the procedures below, at any time prior to the expiration of the Initial Term or any Successive Term of this Agreement terminate the Executive’s employment with the Company for Good Reason. For purposes of this Section 6.2.3, the term “Good Reason” means:

(i) Any removal of the Executive from his position as Vice President of the Company without his being appointed to a comparable or higher position in the Company;

(ii) The assignment to the Executive of duties materially inconsistent with the status of Vice President of the Company, and the Company fails to rescind such assignment within thirty (30) days following receipt of written notice to the Board of Directors of the Company from Executive, which notice shall inform the Board of Directors which assignment of his is materially inconsistent and why and that absent its rescission, Executive intends to terminate his employment for Good Reason pursuant to this Section 6.2.3;

(iii) Any failure to elect the Executive as a member of the Board of Directors of the Company (or any successor thereto) or the Executive’s removal from membership thereof; or

(iv) Any requirement that the Executive be required to perform his duties on a full-time basis outside of Charleston, South Carolina.

With respect to matters referred to in Section 6.2.3(i)-(iv) above, the Executive shall not terminate this Agreement for Good Reason unless the Executive has given the Company written notice of and opportunity to cure the alleged Good Reason and the Company has not fully cured the Good Reason within (30) days of receipt of such written notice thereof (the “Cure Period”).

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6.2.4. By The Executive Following a Change in Control.

The Executive may, in his sole discretion, terminate this Agreement by not less than 60 days prior written notice at any time within twelve months following a Change of Control of the Company. For purposes of this Section 6.2.4, the term “Change of Control” means:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Shares of common stock of the Company (the “Common Stock”) by a person or entity who is not a current stockholder of the Company; or

(ii) The consummation of (1) a reorganization, merger or consolidation (any of the foregoing, a “Merger”), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock immediately prior to such Merger do not, following such Merger, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of the corporation resulting from Merger, (2) a complete liquidation or dissolution of the Company or (3) the sale or other disposition of all or substantially all of the assets of the Company, excluding a sale or other disposition of assets to a subsidiary of the Company.

6.2.5. Right to Severance.

In the event the Company terminates Executive’s employment Without Cause or the Executive appropriately terminates this Agreement for Good Reason or as a result of a Change of Control:

(i) The Executive shall be entitled to severance pay equal to three (3) years of his then Base Compensation payable in equal amounts in accordance with the Company’s payroll practices in effect from time to time;

(ii) For two years following his termination or until Executive is provided with medical coverage by another employer or entity, whichever shall first occur, the Company, at its own expense, shall continue to provide medical insurance coverage for the Executive and his qualifying dependents to the same extent and under the same conditions as provided to other senior executives of the Company. Thereafter, Executive shall have whatever rights he may then have, if any, to continued medical insurance coverage pursuant to the provisions of COBRA.

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(iii) Any options, warrants, restricted stock awards or contingent stock rights which are not then vested shall immediately vest; and

(iv) Except as provided above in this Section 6.2.5, the Executive shall receive no further compensation or benefits of any kind other than any salary or benefits earned or accrued but unpaid as of that date.

7. Successive Terms Of This Agreement. Should Executive’s employment not be terminated prior to the close of business of the Initial Term, as provided for in Section 6 above, then Executive’s employment shall continue for up to two successive one-year terms upon the same terms and conditions applicable to the Initial Term (or such other terms and conditions as may be agreed by the Executive and the Company) unless, at least ninety (90) days prior to the expiration of the Initial Term or any Successive Term of this Agreement, either party hereto notifies the other in writing of his/its intention not to continue this Agreement for a Successive Term.

8. Setoff. All amounts due or payable to Executive by Company pursuant to this Agreement are subject to reduction and offset to the extent permitted by applicable law for any amounts due or payable to Company by Executive.

9. No Conflicting Obligations. Executive represents and warrants that Executive is not subject to any noncompetition agreement, nondisclosure agreement, employment agreement, or any other contract of any nature whatsoever, oral or written, with any Person other than Company, or any other obligation of any nature, which will or could cause a breach of or default in, or which is in any way inconsistent with, the terms and provisions of this Agreement.

10. Miscellaneous.

10.1.	Agreement Binding. This Agreement will inure to the benefit of and be binding upon Company and its successors and assigns, and Executive and Executive’s heirs, executors, administrators and personal representatives. This Agreement may not be assigned by Executive or by Company, except that Company may assign its rights under this Agreement without the written consent of Executive to any affiliate of Company or in connection with any transfer of Company or of all or any substantial part of the Company Business (and such assignment will not constitute a termination of Executive’s employment by Company for purposes of this Agreement) (“Permitted Assignment”); provided, however, that such affiliate or transferee will be obligated to perform this Agreement in accordance with its terms. Company will be released from all of its obligations under this Agreement upon a Permitted Transfer.

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10.2.	Entire Agreement. This Agreement, including any attachments, contains the entire agreement between the parties with respect to employment of Executive by the Company and no statement, promise or inducement made by either party hereto, or any agent of either party, which is not contained in this Agreement, will be valid or binding; and this Agreement may not be enlarged, amended, modified or altered except in a writing signed by Company and Executive and specifically referencing this Agreement. The provisions of this Agreement do not in any way limit or abridge any rights of Company or any affiliate under the laws of unfair competition, trade secret, copyright, patent, trademark or any other applicable laws, all of which are in addition to and cumulative of the rights of Company under this Agreement.

10.3.	Provisions Severable. If any provision or covenant of this Agreement is held by any court to be invalid, illegal or unenforceable, either in whole or in part, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of the remaining provisions or covenants of this Agreement, all of which will remain in full force and effect. If any covenant in Section 5 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Executive.

10.4.	Prior Agreements. The terms and conditions of all prior agreements between the Company and Executive concerning the employment of Executive with the Company are hereby terminated and superseded by the terms and conditions of this Agreement.

10.5.	Remedies. Executive acknowledges that if Executive breaches or threatens to breach Executive’s covenants and agreements in this Agreement, then Executive’s actions may cause irreparable harm and damage to Company which could not be adequately compensated in damages. Accordingly, if Executive breaches or threatens to breach this Agreement, then Company will be entitled to injunctive relief, in addition to any other rights or remedies of Company under this Agreement or otherwise. Executive will indemnify Company and its affiliates and hold them harmless against and in respect of all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including reasonable attorneys’ fees, resulting from or relating to any breach by Executive of Executive’s representations, warranties, covenants and agreements under this Agreement.

10.6.	Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement will not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver and specifically referencing this Agreement.

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10.7.	Notices. All notices and other communications required or permitted to be given or made under this Agreement will be in writing and delivered personally or sent by pre-paid, first class certified or registered mail, return receipt requested, or by facsimile transmission, to the intended recipient of this Agreement at such recipient’s address or facsimile number set forth below the person’s signature to this Agreement. Any such notice or communication will be deemed to have been duly given immediately (if given or made in person or by facsimile confirmed by mailing a copy of this Agreement to the recipient in accordance with this Section 10.7 on the date of such facsimile), or three days after mailing (if given or made by mail), and in proving same it will be sufficient to show that the envelope containing the same was delivered to the delivery or postal service and duly addressed, or that receipt of a facsimile was confirmed by the recipient as provided above. Any Person entitled to notice may change the address(es) or facsimile number(s) to which notices or other communications to such Person will be delivered, mailed or transmitted by giving notice of this Agreement to the parties hereto in the manner provided in this Agreement.

10.8.	Covenants Independent; Survival.

(a) The covenants, agreements, representations, and warranties of Executive contained in this Agreement are separate and independent from the covenants, agreements, representations and warranties of Executive contained in any other agreement or document in favor of Company or any of its affiliates, and this Agreement will in no way affect or be affected by the scope or continuing validity of any such covenant, agreement, representation or warranty of Executive.

(b) Executive’s obligations pursuant to Section 5 will survive the Termination Date and any termination of this Agreement. Except as required by law or the express terms of any Executive benefit plan in which Executive participates, neither Executive nor Executive’s heirs, executors, administrators or personal representatives, will be entitled to any salary, bonus or other compensation or any benefits during or for any period after the Termination Date.

10.9.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

10.10.	Headings. Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to define, interpret, describe or otherwise limit the scope, extent or intent of this Agreement or any of its provisions.

10.11.	Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by Company under this Agreement to Executive will be subject to the withholding of such amounts relating to taxes or other charges as Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

10.12.	Tax Consequences. Company will have no obligation to any Person entitled to the benefits of this Agreement with respect to any tax obligation any such Person incurs as a result of or attributable to this Agreement, including all supplemental agreements and Executive benefits plans incorporated by reference therein, or arising from any payments made or to be made under this Agreement or thereunder.

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10.13.	Governing Law. This Agreement and the rights and obligations of the parties under this Agreement will be governed by and construed and enforced in accordance with the laws of the State of South Carolina, without regard to its principles of conflicts of law.

10.14.	Construction. The language in all parts of this Agreement will be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

10.15.	Obligations Contingent. The obligations of Company under this Agreement, including its obligation to pay the compensation provided for in this Agreement, are contingent upon Executive’s performance of Executive’s obligations under this Agreement. The duties, covenants and agreements of Executive under this Agreement, being personal, may not be delegated.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE:

Name:	Brian Hughs

ROYAL ENERGY RESOURCES, INC.:

By:
Title:	President
Name:	Ronald Phillips

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Exhibit A

Compensation and Benefit Terms

Executive’s Titles	Director and Vice President

Initial Term	36 months.

Base Salary	$350,000, payable monthly in arrears on the first day of the month.

Equity Signing Bonus	$150,000 payable in shares of S-8 common stock of the Company, determined based on the closing price of the common stock on the Effective Date.

Change of Control Bonus

In the event of a Change of Control of the Company, the Executive shall receive a bonus equal to 20% of the Company’s outstanding common stock and preferred stock. The Company shall be responsible for payment of employment taxes associated with the bonus.

Executive Benefits	●	Health, dental, life, AD&D, and disability insurance to the extent provided to other Executives of the Company

	●	Three weeks of paid time off per year, to be used as sick leave, vacation or person time off at the discretion of Executive

	●	The ability to participate in the company’s 401(k) plan, or other retirement plans, to the extend provided to other officers of the Company

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